Exhibit 99.1

Contact:

AtriCure, Inc.

Julie A. Piton

Vice President and Chief Financial Officer

(513) 755-4561

jpiton@atricure.com

AtriCure Reports Record Second Quarter 2010 Financial Results

Highlights

•	Revenue of $14.2 million – strengthening U.S. revenues of $11.8 million

•	Positive cash from operations during the quarter of $1.1 million

•	Loss from operations improves 58 percent – record low of $0.4 million

•	Obtained commitment to expand borrowing capacity under existing credit facility

•	Obtained FDA clearance and initiated launch of the AtriClipTM system in the U.S.

•	Positive progress toward ABLATE submission and an AF indication

WEST CHESTER, Ohio – August 4, 2010 – AtriCure, Inc. (Nasdaq: ATRC), a medical device company and a leader in cardiac surgical ablation systems and systems for the exclusion of the left atrial appendage, today announced revenue of $14.2 million for its second quarter of 2010 and a record low loss from operations and net loss per share. Revenue from product sales in the United States was $11.8 million. International revenue was $2.3 million, which included a one-time unfavorable impact of $0.4 million associated with transitioning a large international market from a distributor stocking model to a direct selling model.

“As a direct result of the skillfulness and resolve of the men and women of AtriCure, we have made substantial progress toward achieving our strategic priorities and are encouraged by our second quarter operating and financial performance. The increasing strength of our product portfolio and sales force is driving market share gains. Additionally, our commitment to align costs with revenue resulted in record financial performance for operating loss, net loss and net loss per share,” said David J. Drachman, President and Chief Executive Officer. “As a result of recent meetings with the FDA, we intend to file our final PMA module for our ABLATE clinical trial, which is in support of an atrial fibrillation indication, during the first quarter of 2011. Furthermore, our recently approved AtriClip system introduces AtriCure into an emerging market that is highly valued in cardiac medicine and represents a large near and long term growth platform.”

Second Quarter Financial Results

Revenue for the second quarter of 2010 was $14.2 million, a $0.4 million increase when compared to second quarter 2009 revenue of $13.8 million. Domestic revenue increased 5.5 percent to $11.8 million. Revenue from domestic open-heart products for the second quarter of 2010 increased to $7.6 million from $7.3 million. Revenue from domestic minimally invasive products increased from $4.0 million for the second quarter of 2009 to $4.3 million for the second quarter of 2010. International revenue was $2.3 million for the second quarter of 2010 as compared to $2.6 million for the second quarter of 2009. International revenue for the quarter was negatively impacted by $0.4 million as compared to the second quarter of 2009 due to transitioning a large international market from a stocking distributor model to AtriCure’s direct sales and marketing organization.

Gross profit for the second quarter of 2010 was $11.2 million as compared to $10.7 million for the second quarter of 2009. Gross margin for the second quarter of 2010 was 79.1 percent compared to gross margin of 77.4 percent for the second quarter of 2009. The improvement in gross margin was primarily due to an increased mix of revenue from U.S. sales and a reduction in product costs, partially offset by revenue from new products, which have a lower gross margin than existing disposable products.

Operating expenses on a GAAP basis for the second quarter of 2010 were consistent with second quarter 2010 operating expenses of $11.7 million. Operating expenses included a reduction of $0.7 million in research and development expenses, due primarily to reductions in product development expenditures and clinical trial enrollment expenses. Selling, general and administrative expenses increased $0.7 million, due primarily to an increase in sales and marketing headcount related expenses.

Loss from operations improved 58.1 percent to $0.4 million, driven by increased revenue and gross margin expansion. Adjusted EBITDA for the second quarter of 2010 improved 85.8 percent to $0.8 million as compared with $0.4 million for the second quarter of 2009.

Cash, cash equivalents and investments were $12.0 million at June 30, 2010.

Recent Business Developments

During June 2010, AtriCure’s AtriClip system received 510(k) clearance for occlusion of the left atrial appendage for use under direct visualization during concomitant open-heart procedures. The AtriClip system is designed to safely and effectively exclude the left atrial appendage. David Drachman commented, “There is a large and emerging market for safe and effective left atrial appendage exclusion devices and we are highly encouraged by the initial customer interest and feedback. We believe the AtriClip system presents a large and exciting new market opportunity as well as a near-term growth catalyst. We estimate the annual U.S. market opportunity for the AtriClip system, when used during open-heart procedures, to be more than $150 million.”

As a result of recent meetings with the FDA related to AtriCure’s ABLATE clinical trial, AtriCure plans to file its final clinical PMA module during the first quarter of 2011. This submission will not require the enrollment of additional patients in either ABLATE or the ABLATE continued access protocol. The ABLATE clinical trial is a pivotal trial in support of an atrial fibrillation indication for patients undergoing concomitant cardiac procedures.

Credit Facility Expansion

In August 2010, AtriCure signed a commitment letter with Silicon Valley Bank that provides for increased borrowing capacity under the revolving loan portion of the facility and increases the total facility from $10 million to $14 million. The company estimates that the amendment to the facility will increase available borrowing capacity by approximately $5.5 million, providing for total incremental borrowing availability of approximately $7.5 million.

Earnings Call Information

Management will host a conference call at 10:00 a.m. Eastern Time on Wednesday, August 4, 2010 to discuss its second quarter 2010 financial results. A live web cast of the conference call will be available online from the investor relations page of AtriCure’s corporate web site at www.atricure.com.

Pre-registration is available and recommended for this call at the following URL:

https://www.theconferencingservice.com/prereg/key.process?key=PMBRCEER8

You may also access this call through an operator by calling (888) 680-0894 for domestic callers and (617) 213-4860 for international callers at least 15 minutes prior to the call start time using reservation code 98919872.

The webcast will be available on AtriCure’s web site and a telephonic replay of the call will also be available through September 4, 2010. The replay dial-in numbers are (888) 286-8010 for domestic callers and (617) 801-6888 for international callers. The reservation code is 47564921.

About AtriCure, Inc.

AtriCure, Inc. is a medical device company and a leader in developing, manufacturing and selling innovative cardiac surgical ablation systems designed to create precise lesions, or scars, in cardiac, or heart, tissue and systems for the exclusion of the left atrial appendage. The Company believes cardiothoracic surgeons are adopting its products for the treatment of atrial fibrillation, or AF, during concomitant open-heart surgical procedures and sole-therapy minimally invasive procedures. AF affects more than 5.5 million people worldwide and predisposes them to a five-fold increased risk of stroke. AtriCure is conducting clinical trials in support of an AF indication. However, to date, the FDA has not cleared or approved AtriCure’s products for the treatment of AF or a reduction in the risk of stroke.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that AtriCure expects, believes or anticipates will or may occur in the future, such as earnings estimates, other predictions of financial performance, launches by AtriCure of new products and market acceptance of AtriCure’s products. Forward-looking statements are based on AtriCure’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond

AtriCure’s control. These risks and uncertainties include the rate and degree of market acceptance of AtriCure’s products, AtriCure’s ability to develop and market new and enhanced products, the timing of and ability to obtain and maintain regulatory clearances and approvals for its products, the timing of and ability to obtain reimbursement of procedures utilizing AtriCure’s products, competition from existing and new products and procedures or AtriCure’s ability to effectively react to other risks and uncertainties described from time to time in AtriCure’s SEC filings, such as fluctuation of quarterly financial results, reliance on third party manufacturers and suppliers, litigation (including the purported class action lawsuits) or other proceedings, government regulation and stock price volatility. AtriCure does not guarantee any forward-looking statement, and actual results may differ materially from those projected. AtriCure undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics. Non-GAAP financial measures provide an indication of performance excluding certain items. Our management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and our management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses results of operations before these excluded items as a basis for its strategic planning. The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables later in this release. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$14,192,312	$13,777,950	$28,144,112	$27,451,853
Cost of revenue	2,963,673	3,107,816	6,236,309	6,052,474

Gross profit	11,228,639	10,670,134	21,907,803	21,399,379

Operating expenses:
Research and development expenses	2,422,443	3,138,339	5,080,371	6,055,172
Selling, general and administrative expenses	9,239,056	8,565,233	18,950,578	17,497,376
Goodwill impairment	—	—	—	6,812,389

Total operating expenses	11,661,499	11,703,572	24,030,949	30,364,937

Loss from operations	(432,860)	(1,033,438)	(2,123,146)	(8,965,558)

Other expense	(331,537)	(420,663)	(652,392)	(484,705)

Loss before income tax (expense) benefit	(764,397)	(1,454,101)	(2,775,538)	(9,450,263)

Income tax (expense) benefit	(109)	11,033	1,681	42,273

Net loss	$(764,506)	$(1,443,068)	$(2,773,857)	$(9,407,990)

Basic and diluted net loss per share	$(0.05)	$(0.10)	$(0.18)	$(0.65)

ATRICURE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December 31,
	2010	2009
Assets

Current assets:
Cash, cash equivalents and short-term investments	$11,980,217	$15,722,098
Accounts receivable	7,720,511	7,248,087
Inventories	5,988,966	4,869,708
Other current assets	5,651,610	3,511,335

Total current assets	31,341,304	31,351,228

Property and equipment, net	2,943,284	3,008,699
Intangible assets	146,903	287,653
Other assets	322,043	334,756

Total assets	$34,753,534	$34,982,336

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued liabilities	$11,930,173	$9,579,119
Current maturities of debt and capital lease obligations	2,210,699	2,227,431

Total current liabilities	14,140,872	11,806,550

Long-term debt and capital lease obligations	1,675,923	2,669,666
Other liabilities	3,197,608	3,416,360

Total liabilities	19,014,403	17,892,576

Stockholders’ equity:
Common stock	15,558	15,353
Additional paid-in capital	112,574,466	110,900,087
Other comprehensive income	(107,066)	144,290
Accumulated deficit	(96,743,827)	(93,969,970)

Total stockholders’ equity	15,739,131	17,089,760

Total liabilities and stockholders’ equity	$34,753,534	$34,982,336

ATRICURE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2010	2009
Cash flows from operating activities:
Net loss	$(2,773,857)	$(9,407,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,236,654	1,185,268
Amortization of deferred financing costs and discount on long-term debt	154,102	189,638
Loss on disposal of equipment	—	3,083
Change in allowance for doubtful accounts	(14,377)	35,933
Goodwill impairment	—	6,812,389
Share-based compensation	1,438,976	1,971,013
Changes in assets and liabilities
Accounts receivable	(638,572)	(855,135)
Inventories	(1,247,449)	437,382
Other current assets	530,643	83,162
Accounts payable and accrued liabilities	(348,209)	(1,492,756)
Other non-current assets and liabilities	(222,081)	(163,289)

Net cash used in operating activities	(1,884,170)	(1,201,302)

Cash flows from investing activities:
Purchases of equipment	(1,037,008)	(757,958)
Purchases of available-for-sale securities	(3,608,774)	(2,009,267)
Maturities of available-for-sale securities	5,298,491	—
Change in restricted cash and cash equivalents	—	6,000,000

Net cash provided by investing activities	652,709	3,232,775

Cash flows from financing activities:
Payments on debt and capital leases	(1,113,078)	(6,377,799)
Proceeds from borrowings of debt	—	6,500,000
Payment of debt fees	(65,597)	(123,233)
Proceeds from stock option exercises	34,754	—
Proceeds from issuance of common stock under employee stock purchase plan	225,084	120,410

Net cash (used in) provided by financing activities	(918,837)	119,378

Effect of exchange rate changes on cash and cash equivalents	98,979	128,745

Net (decrease) increase in cash and cash equivalents	(2,051,319)	2,279,596

Cash and cash equivalents - beginning of period	8,905,425	11,448,451

Cash and cash equivalents - end of period	$6,854,106	$13,728,047

ATRICURE, INC.

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS

(Unaudited)

Reconciliation of Net Loss and Net Loss per Share to Non-GAAP Net Loss and Net Loss per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net loss, as reported	$(764,506)	$(1,443,068)	$(2,773,857)	$(9,407,990)
Goodwill impairment, net of tax	—	—	—	6,812,389

Non-GAAP adjusted net loss	$(764,506)	$(1,443,068)	$(2,773,857)	$(2,595,601)

Basic and diluted net loss per share, as reported	$(0.05)	$(0.10)	$(0.18)	$(0.65)
Goodwill impairment, net of tax	—	—	—	0.47

Non-GAAP adjusted basic and diluted net loss per share	$(0.05)	$(0.10)	$(0.18)	$(0.18)

Reconciliation of Operating Expenses and Loss from Operations to Non-GAAP Operating Expenses and Loss from Operations
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Operating expenses, as reported	$11,661,499	$11,703,572	$24,030,949	$30,364,937
Goodwill impairment	—	—	—	6,812,389

Non-GAAP adjusted operating expenses	$11,661,499	$11,703,572	$24,030,949	$23,552,548

Loss from operations, as reported	$(432,860)	$(1,033,438)	$(2,123,146)	$(8,965,558)
Goodwill impairment	—	—	—	6,812,389

Non-GAAP adjusted loss from operations	$(432,860)	$(1,033,438)	$(2,123,146)	$(2,153,169)

Reconciliation of Non-GAAP Adjusted Earnings (Adjusted EBITDA)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net loss, as reported	$(764,506)	$(1,443,068)	$(2,773,857)	$(9,407,990)
Income tax (expense) benefit	109	(11,033)	(1,681)	(42,273)
Other expense (a)	331,537	420,663	652,392	484,705
Depreciation and amortization expense	605,941	603,675	1,236,654	1,185,268
Share-based compensation expense	626,946	860,278	1,438,976	1,971,013
Goodwill impairment	—	—	—	6,812,389

Non-GAAP adjusted earnings (adjusted EBITDA)	$800,027	$430,515	$552,484	$1,003,112

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
(a) Other includes:
Interest expense	$(208,586)	$(262,821)	$(464,946)	$(303,306)
Loss due to exchange rate fluctuation	(95,746)	(81,869)	(159,952)	(130,256)
Non-employee stock option expense	(27,205)	(75,973)	(27,494)	(51,143)

Other expense	$(331,537)	$(420,663)	$(652,392)	$(484,705)

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